SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                               FORM S-8

                        REGISTRATION STATEMENT
                                 Under
                      The Securities Act of 1933

                        WESTERN RESOURCES, INC.
          (Exact name of issuer as specified in its charter)


            Kansas                                     48-0290150
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization                     Identification No.)

   818 Kansas Avenue, Topeka, Kansas                      66612
(Address of principal executive offices)                (Zip Code)


        WESTERN RESOURCES, INC. EMPLOYEES' 401(K) SAVINGS PLAN
                       (Full title of the plan)

     S. L. Kitchen                          Richard D. Terrill
     Executive Vice President,              Corporate Secretary and
     and Chief Financial Officer            Associate General Counsel
     818 Kansas Avenue                      818 Kansas Avenue
     Topeka, Kansas 66612                   Topeka, Kansas 66612
     (913) 575-6369                         (913) 575-6322
               (Names, addresses and telephone numbers,
              including area code, of agents for service)

                    CALCULATION OF REGISTRATION FEE

 Title of                       Proposed      Proposed
Securities       Amount         Maximum       Maximum       Amount of
  to be          to be       Offering Price   Aggregate   Registration
Registered      Registered    Per Share (2)   Price (2)        Fee
- -------------   ----------   --------------   ---------   ------------
Participants
in the Plan         (1)

Common Stock,
$5.00 Par
Value            3,000,000        $31.00      $93,000,000    $32,069

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Estimated solely for purpose of calculating the registration fee based upon the average of the high and low prices for the issuer's common stock reported on the New York Stock Exchange Composite
Transactions on January 23, 1995 of $31.00 per share.

                                PART II
                      INFORMATION REQUIRED IN THE
                        REGISTRATION STATEMENT

Item 3.  Incorporation of  Documents by Reference.

     Western Resources, Inc. (the "Company") and the Western
Resources, Inc. Employees' 401(k) Savings Plan ("Plan") hereby incorporate by reference the following documents previously filed with the Securities and Exchange Commission:

     (a) The Company's Annual Report on From 10-K for the fiscal year ended December 31, 1993, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) The Plan's Annual Report for its fiscal year ended December 31, 1993, on From 11-K;

     (c) The Company's current reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994;

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed May 5, 1949, as updated by the description contained in Item 7 of the Company's Form 10-Q filed for the quarter ended March 31, 1979; and

     (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report referenced in (a) above.

     All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to have been incorporated herein by reference, and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Article XVIII of the Company's Restated Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code, or
(iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by
Section 17-6002(b)(8) of the Kansas General Corporation Code.

     Section 17-6305 of the Kansas General Corporation Code (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, the Company has entered into indemnification agreements with its directors, which provide for indemnification which is broader than that available under Article XVIII and the Indemnification Statute.

Item 7.  Exemption From Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith, or incorporated herein by reference:

     EXHIBIT NO.     EXHIBIT

        23(a)        Consent of Arthur Andersen LLP, filed herewith.

        23(b)        Consent of Deloitte & Touche LLP, filed herewith.

     The registrant has submitted the Plan and will submit any amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS to maintain the Plan's qualification.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                              SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, and State of Kansas, on the 25th day of January, 1995.


                              Western Resources, Inc.


                              By JOHN E. HAYES, JR.
                                 John E. Hayes, Jr.
                                 Chairman of the Board, President,
                                 and Chief Executive Officer


     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    SIGNATURE            TITLE                        DATE

    JOHN E. HAYES, JR.   Chairman of the Board,       January 25, 1995
    John E. Hayes, Jr.   President, and Chief
                         Executive Officer
                        (Principal Executive Officer)

    STEVEN L. KITCHEN    Executive Vice President     January 25, 1995
    Steven L. Kitchen    and Chief Financial Officer
                         (Principal Financial and
                         Accounting Officer)

    FRANK J. BECKER             Director              January 25, 1995
    Frank J. Becker

    GENE A. BUDIG               Director              January 25, 1995
    Gene A. Budig

    C. Q. CHANDLER              Director              January 25, 1995
    C. Q. Chandler

    THOMAS R. CLEVENGER         Director              January 25, 1995
    Thomas R. Clevenger

    JOHN C. DICUS               Director              January 25, 1995
    John C. Dicus

    DAVID H. HUGHES             Director              January 25, 1995
    David H. Hughes

    RUSSELL W. MEYER, JR.       Director              January 25, 1995
    Russell W. Meyer, Jr.

    JOHN H. ROBINSON            Director              January 25, 1995
    John H. Robinson

    MARJORIE I. SETTER          Director              January 25, 1995
    Marjorie I. Setter

    LOUIS W. SMITH              Director              January 25, 1995
    Louis W. Smith

    KENNETH J. WAGNON           Director              January 25, 1995
    Kenneth J. Wagnon

The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrative committee of the Plan has duly caused this registration statement to be signed on the Plan's behalf by the undersigned thereunto duly authorized, in the City of Topeka, and State of Kansas, on the 25th day of January, 1995.



                         WESTERN RESOURCES, INC.

                         401(K) PLAN


                         By  STEVEN L. KITCHEN
                             Steven L. Kitchen
                              Member of the Administrative Committee

                             EXHIBIT LIST



EXHIBIT NO.         EXHIBIT

   23(a)            Consent of Arthur Andersen LLP, filed herewith.

   23(b)            Consent of Deloitte & Touche LLP, filed herewith.